Employment Agreement
(as amended and restated)

        This Employment Agreement (this “Agreement”) is made this 7th day of May, 2008, between Coeur d’Alene Mines Corporation (“Company”) and Dennis E. Wheeler (“Wheeler”).

WITNESSETH:

        In consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1.     Employment. The Company has heretofore, and hereby does, employ Wheeler as Chairman, President and Chief Executive Officer of Company, and Wheeler accepts such employment, on the terms and conditions of this Agreement.

2.     Term Of Employment. The term of Wheeler’s employment under this Agreement commenced on June 1, 2002 and shall continue, unless terminated pursuant to Sections 8 or 9, until the 31st day of December, 2010 (the “Term”). The Term shall automatically terminate upon any termination of Wheeler’s employment pursuant to Sections 8 or 9 (such date the “Date of Termination”).

3.     Compensation and Benefits. During the Term, Wheeler shall be entitled to the following:

        (a)     Effective January 1, 2008, a base salary of $587,633 annually (the “Base Salary”), payable in accordance with the Company’s standard payroll practices as in effect from time to time, subject to review during the Term by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”), and any higher salary to become the Base Salary for the purposes of this provision;

        (b)     Participation in the Company’s Annual Incentive Plan (or any successor thereto), with a target bonus opportunity determined each year during the Term by the Committee;

        (c)     Participation in such other compensation and benefits that may be made available by the Company in the discretion of the Board or the Committee, presently consisting of the Company’s 2003 Long-Term Incentive Plan (or any successor thereto) and the Company’s Defined Contribution and 401(k) Retirement Plan (or any successor thereto), it being understood that Wheeler shall be a participant in all compensation and benefit programs, including welfare benefit plans, which exist for the executive staff of the Company; and

        (d)     In addition to Wheeler’s participation in any retirement plan provided to the Company’s executive staff, Company shall provide Wheeler with a supplemental retirement plan designed to afford reimbursement for tax-qualified retirement benefits lost due to ERISA limitations.

        (e)     Reimbursement each year from the Company for an annual physical performed by Dr. Howard Maron of Seattle, Washington or such other physician as Wheeler may choose in his sole discretion, such reimbursements to be paid no later than December 31 of the year following the year in which the expense is incurred.

4.     Duties. During the Term Wheeler shall be employed as the Chief Executive Officer of the Company. Wheeler’s powers, duties, rights and responsibilities shall be those described in the by-laws of the Company for the President and Chief Executive Officer and/or as determined by the Board. During the Term, at the Board’s request, Wheeler shall also serve the Company and/or its subsidiaries in other offices and capacities in addition to the foregoing, without payment of any additional remuneration.

        Wheeler’s services shall be rendered, primarily, in the Company’s offices in Coeur d’Alene, and he shall not be required, without his consent, to move his residence, or to move the executive offices, outside of the City of Coeur d’ Alene.

        Wheeler shall devote his best efforts and substantially all of his time during normal business hours to advance the interests of the Company. He shall not engage in business activity in competition with the Company. He may, however, with prior consent of the Board, serve on the board of directors of other companies which are not in competition with the Company.

5.    Expenses. Wheeler shall be entitled, at the end of each month during the Term, to reimbursement for his entertainment, travel, food, lodging, telephone and miscellaneous expenses incurred in connection with the performance of his duties, in each case, in accordance with and subject to the Company’s expense reimbursement policy as in effect from time to time.

6.    Vacations. Wheeler shall be entitled to four weeks of vacation during each calendar year of the Term, during which the compensation provided for herein shall be paid in full in accordance with the Company’s vacation policy as applicable to the Company’s executive staff. The vacation time shall be scheduled at the mutual convenience of the Company and Wheeler.

7.    Disability. In the event Wheeler is unable to perform his services by reason of disability for a period of more than 90 continuous days, the salary, bonuses and incentive compensation which would otherwise be paid to him during the continued period or incapacity will be reduced by 50%. Upon return to full service such compensation will be restored. For the purpose of this Agreement, “disability” means the inability or incapacity due to physical or mental illness or injury to perform Wheeler’s duties.

8.    Employment Terminations. The Term and Wheeler’s employment hereunder may be terminated by either party at any time and for any or no reason; provided that, except as set forth in this Section 8, each party will be required to give the other at least six months advance written notice of any termination of employment. Notwithstanding the foregoing, the Company may, in its sole discretion, waive the six-month notice period accelerate Wheeler’s Date of Termination; however, Wheeler shall be entitled to receive all elements of compensation described in Section 3 for the full six-month notice period, subject to the eligibility and participation requirements of any qualified retirement plan, but in no event shall such acceleration be deemed a termination without Cause. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Wheeler’s rights upon termination of employment with the Company.

        (a)     Retirement . The Term and Wheeler’s employment hereunder shall terminate automatically upon Wheeler’s termination of employment due to Retirement. For the purposes of this Agreement, “Retirement” means any termination of Wheeler’s employment other than for Cause, by reason of death or Disability, or a termination by the Company without Cause or by Wheeler’s resignation for Good Reason. In the event Wheeler’s employment is terminated by reason of Retirement, the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to Wheeler the following:

(i)	Base Salary through the Date of Termination;

(ii)	Notwithstanding anything in any bonus plan document to the contrary, an amount equal to the target annual bonus Wheeler would otherwise have been entitled to with respect to the fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five;

(iii)	Accrued but unused vacation pay through the Date of Termination; and

(iv)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company (including, but not limited to, the Company’s 2003 Long-Term Incentive Plan and/or any successor thereto).

        (b)     Death. The Term and Wheeler’s employment hereunder shall terminate automatically upon Wheeler’s death during the Term. In the event Wheeler’s employment is terminated by reason of Wheeler’s death, the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to Wheeler’s estate (or other designated beneficiary) the following:

(i)	Base Salary through the Date of Termination;

(ii)	Notwithstanding anything in any bonus plan document to the contrary, an amount equal to the target annual bonus Wheeler would otherwise have been entitled to with respect to the fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five;

(iii)	Accrued but unused vacation pay through the Date of Termination;

(iv)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company (including, but not limited to, the Company’s 2003 Long-Term Incentive Plan and/or any successor thereto).

        (c)     Disability. The Term and Wheeler’s employment hereunder may be terminated by the Company if Wheeler becomes physically or mentally incapacitated and is therefore unable to perform Wheeler’s duties for a period of one hundred eighty total calendar days during any period of twelve consecutive months (or in the event of the Board’s reasonable expectation that Wheeler’s Disability will exist for more than a period of one hundred eighty calendar days) (such incapacity is hereinafter referred to as “Disability”).

        Such Disability to be determined by the Board upon receipt of and in reliance on competent medical advice from one or more individuals, selected by the Board, who are qualified to give such professional medical advice.

        If Wheeler and the Company shall not be in agreement as to whether Wheeler has suffered a Disability for the purpose of this Agreement, the matter shall be referred to a panel of three (3) medical doctors, one of which shall be selected by Wheeler, one of which shall be selected by the Company, and one of which shall be selected by the two doctors as so selected, and the decision of a majority of the panel with respect to the question of whether Wheeler has suffered a Disability shall be binding upon Wheeler and the Company. The expenses of any such referral shall be borne by the Company. Wheeler will cooperate with reasonable requests for submission to medical examinations made by the Board pursuant to this Section 8(c).

        It is expressly understood that the Disability of Wheeler for a period of one hundred eighty calendar days or less in the aggregate during any period of twelve consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and Wheeler shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

        A termination for Disability shall become effective upon the end of a thirty-day notice period; provided, however, that Wheeler may not be terminated prior to a final determination made by the panel described above, if such panel is necessary. In the event Wheeler’s employment is terminated by reason of his Disability, the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to Wheeler (or Wheeler’s personal representative) the following:

(i)	Base Salary through the Date of Termination;

(ii)	Accrued but unused vacation pay through the Date of Termination;

(iii)	Provided that Wheeler executes a release of claims against the Company in a form reasonably satisfactory to the Company and such release becomes effective, notwithstanding anything in any bonus plan document to the contrary, an amount equal to the target annual bonus Wheeler would otherwise have been entitled to with respect to the fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five; and

(iv)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company (including, but not limited to, the Company’s 2003 Long-Term Incentive Plan and/or any successor thereto).

        (d)     By the Company For Cause. The Term and Wheeler’s employment hereunder may be terminated by the Company at any time for Cause (as defined below). In the event Wheeler’s employment terminates pursuant to this Section 8(d), the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, the Company shall be obligated to pay to Wheeler the following:

(i)	Base Salary through the Date of Termination, payable within sixty days from the Date of Termination;

(ii)	Accrued but unused vacation pay through the Date of Termination, payable within sixty days from the Date of Termination; and

(iii)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company (including, but not limited to, the Company’s 2003 Long-Term Incentive Plan and/or any successor thereto).

        For purposes of this Agreement, “Cause” is defined as follows:

(i)	Willful and continued failure of Wheeler to substantially perform his duties with the company (other than any such failure resulting from Disability or occurring after issuance by Wheeler of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Wheeler that specifically identifies the manner in which the Company believes that Wheeler has willfully failed to substantially perform his duties, and after Wheeler has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(ii)	Conviction of a felony involving a crime of moral turpitude; or

(iii)	Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

        For purposes of determining Cause, no act or omission by Wheeler shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Wheeler’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (1) authority given pursuant to a resolution duly adopted by the Board; or (2) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Wheeler in good faith and in the best interests of the Company.

        In addition, Wheeler shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Wheeler a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to Wheeler and Wheeler is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Wheeler is guilty of the conduct defined as Cause below.

        (e)     By the Company Without Cause or Resignation of Wheeler with Good Reason. The Employment Term and Wheeler’s employment hereunder may be terminated by the Company without Cause or by Wheeler’s resignation for Good Reason. In the event Wheeler’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Wheeler’s resignation for Good Reason, the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, unless such termination of employment occurs within two years following a Change in Control (as defined below), the Company shall be obligated to pay to Wheeler the following:

(i)	Base Salary through the Date of Termination;

(ii)	Accrued but unused vacation pay through the Date of Termination;

(iii)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company (including, but not limited to, the Company’s 2003 Long-Term Incentive Plan and/or any successor thereto); and

(iv)	Provided that Wheeler executes a release of claims against the Company in a form reasonably satisfactory to the Company and such release becomes effective:

(1)	Notwithstanding anything in any bonus plan document to the contrary, an amount equal to the target annual bonus Wheeler would otherwise have been entitled to with respect to the fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five;

(2)	An amount equal to three times Wheeler’s Base Salary and target annual bonus established for the fiscal year in which the Date of Termination occurs, payable in lump sum with 14 days following the Date of Termination;

(3)	Continuation of the health care benefits for Wheeler and his dependents until the earlier of (1) the date Wheeler becomes eligible for comparable coverage (at a comparable cost) or (2) the third anniversary of the Date of Termination, which benefits shall be provided at the same coverage level as in effect as of the Date of Termination, and at the same premium cost to Wheeler’s that was paid by Wheeler at the time such benefits were provided (subject to the terms and conditions of such benefit plans as in effect from time to time);

(4)	Reimbursement for outplacement counseling services from an outplacement firm of national reputation engaged by Wheeler to assist Wheeler in obtaining new employment, provided that the amount required to be reimbursed for such services by the Company shall not exceed 15% of Wheeler’s Base Salary established for the fiscal year in which the Date of Termination occurs.

        For purposes of this Agreement, “Good Reason” shall mean, Wheeler’s resignation from employment within sixty days after the occurrence of one of the following events without Wheeler’s express written consent, provided, however, that Wheeler must provide written notice to the Company within thirty days after the occurrence of the event allegedly constituting Good Reason, and the Company shall have thirty days after such notice is given to cure:

(i)	Assigning to Wheeler duties materially inconsistent with his position (including status, titles, and reporting relationships), authority or responsibilities, or any other action by the Company which results in a material diminution of Wheeler’s position, authority, duties, or responsibilities;

(ii)	Requiring Wheeler to be based at a location that requires Wheeler to travel an additional fifty miles total per day;

(iii)	Prior to the date that Wheeler transitions to the position of Executive Chairman, materially reducing Wheeler’s Base Salary other than as provided for in Section 3(a);

(iv)	Prior to the date that Wheeler transitions to the position of Executive Chairman, materially reducing Wheeler’s targeted annual bonus award opportunity or incentive award opportunities as set forth in Section 3 herein, as such opportunities exist as of the Effective Date of this Agreement;

(v)	Purportedly terminating Wheeler’s employment otherwise than as expressly permitted by this Agreement; or

(vi)	Failing to require any Successor Company, as defined in Section 14, to assume and agree to perform the Company’s obligations hereunder.

9.     Change in Control.

        (a)     Employment Termination Within Twenty-Four Calendar Months Following a Change in Control. The Term and Wheeler’s employment hereunder may be terminated by the Company without Cause (including, for this purpose, by reason of death or Disability) or by Wheeler’s resignation for Good Reason, in either case, within two years following the consummation of a Change in Control. In the event Wheeler’s employment is terminated pursuant to this Section 9(a), the Company’s obligations under this Agreement shall immediately expire. Notwithstanding the foregoing, if such termination of employment occurs within two years following a Change in Control (as defined below), the Company shall be obligated to pay to Wheeler the following:

(i)	Base Salary through the Date of Termination;

(ii)	Accrued but unused vacation pay through the Date of Termination;

(iii)	All other rights and benefits Wheeler is vested in, pursuant to other plans and programs of the Company (including, but not limited to, the Company’s 2003 Long-Term Incentive Plan and/or any successor thereto); and

(iv)	Provided that Wheeler executes a release of claims against the Company in a form reasonably satisfactory to the Company and such release becomes effective:

(1)	Notwithstanding anything in any bonus plan document to the contrary, an amount equal to the target annual bonus Wheeler would otherwise have been entitled to with respect to the fiscal year in which the Date of Termination occurs multiplied by a fraction, the numerator of which is the number of completed days in the then-existing fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five;

(2)	An amount equal to three times the sum of (A) Wheeler’s Base Salary (B) target annual bonus and (C) long term incentive award, in each case, established for the fiscal year in which the Date of Termination occurs, payable in lump sum with 14 days following the Date of Termination;

(3)	Continuation of the health care benefits for Wheeler and his dependents until the earlier of (1) the date Wheeler becomes eligible for comparable coverage (at a comparable cost) or (2) the third anniversary of the Date of Termination, which benefits shall be provided at the same coverage level as in effect as of the Date of Termination, and at the same premium cost to Wheeler’s that was paid by Wheeler at the time such benefits were provided (subject to the terms and conditions of such benefit plans as in effect from time to time);

(4)	All outstanding stock options, stock appreciation rights, restricted stock, performance plan awards and performance awards granted by the Company under the Company’s 2003 Long-Term Incentive Plan shall become immediately exercisable in full and otherwise vest 100% in accordance with and subject to the provisions of such Long-Term Incentive Plan;

(5)	A lump-sum cash payment of the actuarial present value equivalent of the aggregate benefits accrued by Wheeler as of the Date of Termination under the terms of any and all supplemental retirement plans in which Wheeler participates. For this purpose, such benefits shall be calculated under the assumption that Wheeler’s employment continued following the Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining “final average pay” under such programs, Wheeler’s actual pay history as of the effective date of termination shall be used; and

(6)	To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by Wheeler as a result of the Company’s refusal to provide the severance benefits to which Wheeler becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement; provided, however, that the Company shall be reimbursed by Wheeler for all such fees and expenses in the event Wheeler fails to prevail with respect to any one (1) material issue of dispute in connection with such legal action. Wheeler shall not be liable for the Company’s fees or costs related to any such litigation..

        Wheeler shall not be entitled to receive severance benefits pursuant to this Section 9(a) if he is terminated for Cause, or if his employment with the Company ends due to death, Disability, or Retirement. The severance benefits payable pursuant to this Section 9(a) shall be paid in lieu of, and not in addition to, all other severance benefits provided to Wheeler under the terms of this Agreement.

        (b)     Change in Control Defined. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

(i)	Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of Directors of the Company; provided, however, that in the event any class of securities of the Company shall be publicly held or the Company shall be required to file periodic or annual reports with the Securities Exchange commission under the Securities Exchange Act, then the percentage referred to in the preceding clause shall be reduced from fifty percent (50%) to twenty percent (20%); or

(ii)	During any twenty-four consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a Director who was not a Director at the beginning of such twenty-four month period shall be deemed to have satisfied such twenty-four month requirement (and be an Incumbent Director) if such Director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by prior operation of the provisions of this Section 9(b)(ii); or

(iii)	There is consummated: (1) a plan of complete liquidation of the Company; or (2) a sale or disposition of assets that generated fifty percent (50%) or more of the Company’s total net sales (as set forth in the audited financial statements for the most recently ended fiscal year) in one or a series of related transactions over the immediately preceding twenty-four month period; or (3) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-five percent (65%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

        However, in no event shall a Change in Control be deemed to have occurred, with respect to Wheeler, if Wheeler is part of a purchasing group, which consummates the Change in Control transaction, Wheeler shall be deemed “part of a purchasing group” for purposes of the preceding sentence if Wheeler is an equity participant in the purchasing company or group except for: (1) passive ownership of less than three percent of the stock of the purchasing company, or (2) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors.

10.     Excise Tax Equalisation Payment.

        (a)    Gross-Up Payment. In the event that Wheeler becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed), the Company shall pay to Wheeler in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by Wheeler after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 10 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to Wheeler as soon as practical following the Date of Termination, but in no event beyond thirty (30) days from such date. For purposes of determining the amount of the Gross-Up Payment, Wheeler shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Wheeler’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

        (b)    Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 10 herein so that Wheeler did not receive the greatest net benefit, the Company shall reimburse Wheeler for the full amount necessary to make Wheeler whole, plus a market rate of interest, as determined by the Committee.

11.     Section 409A Compliance. Notwithstanding anything herein to the contrary, to the extent that the Committee determines, in its sole discretion, that (a) at the time of Wheeler’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Code and (b) any payment or benefit to be provided under Sections 8 or 9 to or for the benefit of Wheeler would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the or a successor or comparable provision if paid at the time such payments and benefits are otherwise required under this Agreement, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Wheeler’s death; provided, however, that an amount equal to the lesser of two times (x) annual compensation or (y) the limit under Code Section 401(a)(17) shall not be subject to the delay described in the previous clause and instead shall be paid out as otherwise scheduled.

12.     Outplacement Services. In the event of involuntary termination of Wheeler’s employment not due to Cause as defined in Section 8 above, and not due to Change in Control, as defined in Section 9 above, the Company shall provide to Wheeler, at its cost, reasonable and appropriate outplacement services.

13.     Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes and any other state, city, or local taxes).

14.     Successor; Binding Agreement.

        (a)     The Company will require any successor (whether direct or indirect) by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Wheeler, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the company would be required to perform it if no such succession had taken place.

        (b)     This Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of Wheeler.

15.     Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed

if to the Company:	Secretary
Coeur d'Alene Mines Corporation
400 Coeur d'Alene Mines Building
505 Front Avenue
Coeur d'Alene, Idaho 83814-2750
if to Wheeler:	Mr. Dennis E. Wheeler
2100 S. Island Green Drive
Coeur d'Alene, Idaho 83814

or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

16.     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Wheeler and on behalf of the Company by such other officer as may be specifically designated by the Board. No waiver by either party hereto at any time or any breach by the other party thereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement shall not supersede or in any way limit the rights, duties or obligations Wheeler may have under any other written agreement with Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Idaho.

17.     Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

18.     Arbitration. Wheeler and the Company agree that in the event a dispute arises concerning or relating to Wheeler’s employment with the Company, any termination therefrom, or the interpretation, application or enforcement of this Agreement, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of American Arbitration Association (“AAA”) by a single impartial arbitrator experienced in employment law selected as follows: if the Company and Wheeler are unable to agree upon an impartial arbitrator within ten days of a request for arbitration, the parties shall request a panel of employment arbitrators from AAA and alternatively strike names until a single arbitrator remains. The arbitration shall take place in Coeur d’Alene, Idaho, and both Wheeler and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with AAA’s rules and procedures. Wheeler and the Company further agree that arbitration as provided for in this section will be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The parties further agree that the award of the arbitrator shall be final and binding on both parties. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators’ fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. THE COMPANY AND WHEELER ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

        IN WITNESS WHEREOF, the parties above have executed this Agreement as of the day and year first-above written.

/s/ Dennis E. Wheeler
Dennis E. Wheeler
COEUR D'ALENE MINES CORPORATION
/s/ Robert E. Mellor
By: Robert E. Mellor
Title: Director